Exhibit 10.6

Severance Agreement and General Release

This Severance Agreement and General Release (the “Agreement”) dated December 22, 2014 is made and entered into by Leonard Crane (the “Executive”) and American Water Works Service Company, Inc. (“American Water” or the “Company”). As used herein any reference to the “Company” shall mean American Water Works Company, Inc., American Water Works Service Company, Inc., and all of their respective divisions, parents, subsidiaries, affiliates or related companies, their past, present and future officers, directors, shareholders, benefit plans, insurers, attorneys, legal representatives, employees and agents and all of their respective heirs, executors, administrators, successors and assigns, or any other persons and/or entities through which American Water has acted with respect to the Executive.

RECITALS

WHEREAS, the Executive is employed by the Company as Vice President Human Resources of American Water Works Service Company, Inc.;

WHEREAS, the Executive’s employment will be terminated on January 16, 2015;

WHEREAS, the Executive’s continued assistance is needed to effectuate an orderly transition;

WHEREAS, without admission of liability on the part of either of the Executive or the Company (herein, the “Parties”), the Parties desire to establish terms for a transition, to resolve amicably the Executive’s separation from employment, and to establish the terms of a severance agreement and release of claims; and

WHEREAS, the Executive is advised that the Executive has twenty-one (21) days to consider this Agreement, that the Executive is advised to consult with the Executive’s own attorney prior to signing this Agreement, and that the Executive may revoke the Agreement for a period of seven (7) days after signing it and the Agreement shall not be effective or enforceable until the expiration of the seven (7) day revocation period.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.	Transition and Separation From Employment.
a.	Transition. The Executive will facilitate a transition from the date hereof through midnight on January 16, 2015 (the “Transition Period”).
i.

During the Transition Period, the Executive’s physical presence in the office will be required to perform the transition tasks as defined below in Section 1.a.ii. unless otherwise instructed by the President and Chief Executive Officer of the Company or her designee.

ii.

During the Transition Period, the Executive shall perform and make reasonable good faith efforts to complete tasks and assignments specified by the President and Chief Executive Officer of the Company or her designee and to effect an orderly transition. Specifically, the Executive shall be responsible for those tasks and activities set forth in Exhibit A hereof (the “Transition Tasks”).

iii.	During the Transition Period and thereafter the Executive shall be available to answer questions and provide assistance on matters for which the Executive has knowledge or relevant information.
b.

Separation From Employment Date. The Executive’s employment with American Water shall be terminated effective January 16, 2015 (the “Separation From Employment Date”). The Executive will be paid through and including the Separation Date, will continue to be covered under American Water’s group health insurance plan through the Separation From Employment Date, and will be paid for any unused accrued vacation days as of the Separation From Employment Date.

Severance Agreement and General Release Between American Water

and Leonard Crane

2.

Severance; Conditions of Receipt and Timing. In return for the execution and nonrevocation of the Agreement and the good faith performance by the Executive of the Executive’s obligations described in this Agreement and provided that the Executive signs the Agreement within twenty-one (21) days from December 22, 2014 and signs the release of claims attached hereto at Exhibit B on or after the Separation From Employment Date, but no later than twenty-one (21) days after the Separation From Employment Date, the Company agrees to provide the Executive with the following compensation and benefits:

a.

Severance. American Water shall pay to the Executive a severance of $230,000 (the equivalent of twelve (12) months of pay at the Executive’s current salary) (the “Severance Payments”). The Severance Payments will be paid to the Executive in biweekly installments in the Company’s regular payroll cycle over the twelve (12) month period following the Separation From Employment Date (the “Severance Period”), subject to all applicable federal, state and local taxes and deductions in accordance with American Water’s normal payroll practices.

b.

Group Health Insurance. The Executive may, at the Executive’s option, continue to participate in American Water’s group health insurance plan pursuant to the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”). American Water will pay all COBRA premiums and related costs for the Executive for twelve (12) months following the Executive’s Separation From Employment Date. Thereafter, the Executive and any eligible dependents will be entitled to continue health care coverage at the Executive’s sole expense for the remaining balance of the COBRA coverage period. The Executive’s right to COBRA health care continuation will be set forth in a separate letter. If the Executive elects not to participate in the Company’s group health insurance plan or if the Executive fails to make timely monthly contributions (as this term is defined in the COBRA documentation that shall be provided the Executive), the Executive shall lose all eligibility for continued participation in the Company’s group health insurance plan.

c.

AIP Award. The Executive will be eligible to receive a 2014 Annual Incentive Plan (“AIP”) award if such an AIP award is paid out to eligible participants. The amount for the AIP award shall be calculated from January 1, 2014 to December 31, 2014 at 45% of $230,000 and adjusted by the Corporate Multiplier. The AIP award, if such an award is paid, shall be payable to the Executive in its entirety in a lump sum, less applicable withholdings, at the same time as other AIP awards are distributed to other executives of the Company. The Executive shall receive no other AIP award.

d.

Long Term Incentive Plan. The Executive shall have ninety (90) days from the Separation From Employment Date to exercise any vested stock options granted to the Executive pursuant to the Company’s Long Term Incentive Plans (the “LTIP”) under which the Executive received benefits. Any stock option, restricted stock unit, or performance stock unit not vested on or before the Separation From Employment Date will be forfeited. The Executive shall receive no other LTIP award.

e.

Transition Bonus. In recognition of and appreciation for the Executive’s agreement to continue his employment and to assist in transitioning his duties as described in Section 1 until a successor is named, the Company shall pay the Employee a special bonus of $25,000 (“Transition Bonus”) subject to all applicable federal, state and local taxes and deductions in accordance with American Water’s normal payroll practices. Such Transition Bonus shall be payable to the executive within ten (10) days following the Separation From Employment Date.

f.

Life Insurance. During the Severance Period, the Executive shall continue to participate in any employee or executive life insurance plan sponsored by the Company under which the Executive was covered as of the Separation From Employment Date, subject to the same terms and conditions as are applicable to then current active employees or executives of the Company during the Severance Period.

g.	Retirement Benefits. The Executive will be entitled to all vested retirement benefits, if any, to which the Executive is entitled pursuant to the terms of the Company’s retirement plans.
h.

Employee Assistance Program. The Executive shall continue to be eligible to participate in the American Water Employee Assistance Program following the Separation From Employment Date subject to the same terms and conditions as are applicable to then current active employees and executives of the Company during the Severance Period.

i.

Outplacement Services. American Water will provide the Executive twelve (12) months of outplacement services following the Separation From Employment Date through a designated provider arranged by the Company to assist the Executive in obtaining other employment. The parties agree that the designated provider shall be Career Concepts and that Career Concepts shall provide executive level outplacement services. The Executive will be provided direction on accessing outplacement services in a separate letter following the execution and non-revocation of this Agreement and Exhibit B.

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Severance Agreement and General Release Between American Water

and Leonard Crane

j.

Conditions of Receipt and Timing. The Executive shall not be entitled to receive the Severance Payments, the Company-paid COBRA premiums, the AIP award, the LTIP, Transition Bonus, the life insurance, the outplacement services, or continued access to the American Water Employee Assistance Program unless and until the Executive signs this Agreement, the Executive signs the attached Exhibit B, and the seven (7)-day Revocation Period referenced in Section 4(c)(vi) below expires without the Executive having exercised the Executive’s right of revocation. Provided that this Agreement and Exhibit B are signed, and are not revoked, the Severance Payments and the benefits described herein will be made to the Executive consistent with the terms in Section 2a.

3.	Confidentiality; Non-Disclosure; Return of Property, Disparaging Statements, and References.
a.

Confidentiality. The Executive shall not at any time disclose the terms of this Agreement or the circumstances surrounding the Executive’s separation from employment with American Water with any person or entity except that the Executive may disclose information about either subject matter with the Executive’s attorney, tax advisor or spouse/legal partner provided that the Executive’s attorney, tax advisor or spouse/legal partner first agrees to maintain the confidentiality of any disclosed information as a condition of receiving the information. The Executive may also disclose the terms of this Agreement to the extent necessary to apply for unemployment compensation benefits. Nothing contained in this Agreement shall preclude the Executive from cooperating fully with any governmental investigation.

b.

Non-Disclosure of Confidential Information and Trade Secrets. The Executive acknowledges that as an employee of American Water the Executive had access to and was entrusted with the Company’s confidential and proprietary business information and trade secrets. At all times prior to, during, and following the Executive’s separation from employment with American Water, the Executive represents that the Executive has maintained and agrees that the Executive will continue to maintain such information in strict confidence and has not disclosed, used, transferred or sold and will not disclose, use, transfer or sell (directly or indirectly) such information to any third party (except as may be required by law or legal process) so long as such information or proprietary data remains confidential and has not been properly and lawfully disclosed or is not otherwise in the public domain.

c.

Definition of’ Confidential and Proprietary Business Information and Trade Secrets”. For purposes of this Agreement, “confidential and proprietary business information and trade secrets” includes, but is not limited to, all information about markets, key personnel, operational methods, proprietary intellectual property, real property, plans for future developments, projects in the pipeline, bid information, manuals, books, training materials, forms and procedures, policies, customer or prospective customer lists, customer related data, marketing plans and strategies, financial information, documents relating to any of the foregoing, and other written and oral materials (whether computerized or on hard copy) which are related to the business of the Company and the confidentiality of which the Company attempts to maintain with reasonable efforts and which the Company has not released to the general public.

d.

Return of Property. The Executive shall immediately return to American Water (and shall not retain any copies of) any and all property of the Company in the Executive’s possession, including (without limitation) all papers, documents, business plans, project pipeline information, correspondence, office pass, telephones, blackberry, credit cards, electronic or digitally stored information, and computer equipment, and copies thereof on the Separation From Employment Date.

e.	Disparaging Statements. The Executive agrees that the Executive will not make any statements or comments that would tend to disparage or would be detrimental to the Company.
f.

References. The Executive agrees that all requests for references from prospective employers will be directed solely to the attention of Melanie Kennedy, Senior Director Human Resources, American Water Works Service Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043, melanie.kennedy@amwater.com. Upon any request for a reference, Ms. Kennedy will solely confirm the Executive’s dates of employment with American Water, positions the Executive held with American Water, the Executive’s last salary earned with American Water and that the Executive’s employment ended on January 16, 2015.

g.

Taxes. As required by law, the Company will issue the appropriate IRS Form(s) at the appropriate time. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions oflaw then in effect. The Executive agrees that (i) the Executive shall be solely responsible for all taxes, including, but not limited to, income and excise taxes, imposed on the Executive in respect of amounts paid to the Executive by the Company under this Agreement; and (ii) the Executive shall not seek reimbursement from the Company for such taxes.

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Severance Agreement and General Release Between American Water

and Leonard Crane

h.

Internal Revenue Code Section 409A Exception. The Company has informed Executive that the Executive qualifies for an exception from Section 409A of the Internal Revenue Code (“Section 409A”) that applies to separation pay plans, such as described herein, and as a result the Executive is not subject to a six (6) month payment delay for a “specified employee” as that term is defined under Section 409A. The Company agrees that should the Internal Revenue Service deem any payments hereunder to constitute deferred compensation for purposes of Section 409A, the Company agrees to indemnify the Executive for any penalties, interest, attorneys’ fees and other costs that may result from violation of Section 409A.

i.

Enforcement. The parties hereto agree and acknowledge that they may seek enforcement of this Agreement in any state or federal court of competent jurisdiction in the state of New Jersey. The parties hereto further consent to enforcement of any order or directive enforcing this Agreement from any court, whether in New Jersey or elsewhere, by any other state or federal court in which any party hereto may seek enforcement of any such order or directive and that the parties shall not oppose application of full faith and credit principles to the ruling of one court by another court.

4.	General Release of Legal Claims; Agreement Not to Sue; Adequacy of Consideration; Cooperation; Claims with Government Agencies.
a.

General Release of Legal Claims. The Executive (on behalf of the Executive and the Executive’s heirs, successors, assigns and representatives) hereby agrees to unconditionally and irrevocably release and discharge, to the maximum extent permitted by law, the Company from any and all claims or causes of action, suits, and demands whatsoever in law or in equity, known or unknown, arising out of or in any way connected with, or relating to any event, matter or occurrence existing or occurring before you sign this Agreement, including, but not limited to:

i.	any Claims relating to the Executive’s employment with or separation of employment from the Company;
ii.

any statutory, regulatory, common-law or other claims of any kind, including, but not limited to, breach of contract claims (whether written or oral, express or implied), tort claims, public policy claims, defamation claims, retaliation claims, wrongful discharge claims, claims for emotional distress or pain and suffering and claims of fraud or misrepresentation;

iii.	any claims for attorneys’ fees or costs;
iv.

any discrimination, retaliation or harassment claims including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Americans With Disabilities Act (“ADA”), as amended, the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and any other claims protected by federal, state or local laws;

v.	any claims under any federal, state or local whistle-blower laws;
vi.	any claims regarding leaves of absence, including, but not limited to, claims under the Family and Medical Leave Act or any federal, state or local law or statute relating to leave;
vii.

any claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind, including, but not limited to, claims under any applicable federal, state or local laws;

viii.	any claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any applicable federal, state or local laws;
ix.

any claims for health and welfare benefits including, but not limited to, life insurance, accidental death & disability insurance, sick leave or other employer provided plans or programs for group health insurance coverage (excluding claims for COBRA continuation coverage);

x.	any claims under any federal, state or local military leave laws, including the Uniformed Services Employment and Reemployment Rights Act;
xi.	any claims under the Occupational Safety and Health Act;
xii.	any claims under the federal Worker Adjustment and Retraining Notification Act or state law equivalent statutes;
xiii.	any claims under the Fair Credit Reporting Act;
xiv.	any claims under the National Labor Relations Act;

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Severance Agreement and General Release Between American Water

and Leonard Crane

xv.	any claims under the Sarbanes-Oxley Act; or
xvi.	any other claims relating to the Executive’s hire, employment, or separation thereof.
b.

Scope of General Release. The Executive hereby acknowledges and agrees that this general release includes all claims the Executive ever had, now has or which the Executive’s heirs, agents, executors or assigns, or any of them, hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever arising at any time up to and including the date that the Executive signs this Agreement.

c.

Waiver of Claims under the Age Discrimination in Employment Act. The Executive acknowledges and agrees that the Executive is waiving any claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that:

i.	the Executive is receiving consideration which is in addition to anything of value to which the Executive otherwise would have been entitled; and
ii.	the Executive fully understands the terms of this Agreement and the Executive enters into it voluntarily without any coercion on the part of any person or entity; and
iii.	the Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever the Executive deemed appropriate and has done so; and
iv.	the Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement; and
v.

the Executive was advised that the Executive has twenty-one (21) calendar days from December 22, 2014 within which to consider this Agreement before signing it and, in the event that the Executive signs this Agreement and returns it back to the Company during this time period, said signing constitutes a knowing and voluntary waiver of this time period, and the Executive understands that any changes to this Agreement, whether material or not, do not restart the twenty-one (21) day period; and

vi.

the Executive has seven (7) calendar days after executing this Agreement within which to revoke this Agreement (the “Revocation Period”). If the seventh day is a weekend or national holiday, the Executive has until the next business day to revoke. If the Executive elects to revoke this Agreement, the Executive shall notify Melanie Kennedy, Senior Director Human Resources, American Water Works Service Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043, melanie.kennedy@amwater.com in writing of the Executive’s revocation. Any determination of whether the Executive’s revocation was timely shall be determined by the date of actual receipt by Ms. Kennedy.

d.	Non-Released Claims. The general release in this Section 4 does not apply to:
i.	any claims for vested benefits under any Company retirement, 401 (k), profit sharing or other deferred compensation plan;
ii.	any claims to require the Company to honor its commitments set forth in this Agreement;
iii.	any claims for unemployment compensation or workers’ compensation; or
iv.	any claims to interpret or to determine the scope, meaning or effect of this Agreement.
e.

Adequacy of Consideration. The Executive agrees that this Agreement (and, in particular, this Section 4) is supported by adequate consideration to which the Executive would otherwise not be entitled if the Executive did not sign this Agreement.

f.

Cooperation. The Executive agrees that the Executive shall cooperate with the Company in the defense of any claim currently pending or hereinafter pursued against the Company on any matter that arose during the Executive’s employment as Vice President Human Resources for American Water Works Service Company, Inc. without the payment of any additional compensation other than as set forth in this Agreement. American Water shall pay the Executive for all of the Executive’s reasonable costs and expenses incurred in connection with such cooperation. In the case of legal proceedings, the Executive agrees to notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto. Nothing in this Agreement shall preclude the Executive from participating in and fully cooperating with any governmental investigation.

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Severance Agreement and General Release Between American Water

and Leonard Crane

g.

Indemnification. The Company agrees to defend, hold harmless, and indemnify the Executive for any and all claims arising from and/or in any way related to Executive’s employment with American Water, including but not limited to reasonable attorney’s fees, costs and damages and other related litigation expenses, for any and all claims arising out of any lawsuits, charges of discrimination, or wage claims (the “Cases”) for which the Executive would be indemnified if an executive of the Company. To the extent the Executive was a covered insured by any Company insurance policy, nothing herein negates such coverage or indemnity provided by such policy except Executive’s refusal to cooperate as defined in Section 4(t) above. The Company’s duty to defend, indemnify, and hold the Executive harmless shall not apply ifthe Executive fails to cooperate in the investigation or defense of the Cases or any other proceedings in which the Executive has been identified as a material witness. To the extent that it is necessary for the Executive to retain counsel other than the Company’s counsel with respect to any matter, counsel shall be selected and paid by the Company subject to approval by the Executive, which approval shall not be withheld unreasonably.

h.

Claims with Government Agencies. Nothing in this Agreement shall be construed to prevent the Executive from filing a charge with, or participating in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC), or applicable state/city fair employment practices agency, to the extent required or permitted by law. Nevertheless, the Executive gives up the right to receive any monetary relief whatsoever, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC, applicable state/city fair employment practices agency, or anyone else with respect to any claims released and waived in this Agreement. Additionally, after entering into this Agreement, the Executive agrees to give up the right to receive any financial benefit or monetary recovery whatsoever resulting from any lawsuit against the Company that the Executive initiated, sponsored or in which the Executive participated.

i.

General Release by American Water. American Water hereby agrees to unconditionally and irrevocably release and discharge, to the maximum extent permitted by law, the Executive from any and all claims or causes of action, suits, and demands whatsoever in law or in equity, known or unknown, arising out of or in any way connected with, or relating to any event, matter or occurrence existing or occurring before the Company signs this Agreement, including but not limited to any claims arising from and/or in any way related to Executive’s employment with American Water so long as such conduct was not criminal or in violation of American Water’s policies and practices existing on or before the Executive’s Separation From Employment Date, including but not limited to American Water’s Code of Ethics Policy.

5.

Acknowledgements Concerning Compensation. The Executive acknowledges and agrees that the payments set forth above shall constitute the total amount owed by the Company, and that the Executive has (i) received all wages and compensation owed through the Separation From Employment Date, (ii) been paid by the Company for all hours the Executive has worked for the Company, and that the Executive is in receipt of all other amounts due from the Company through the Separation From Employment Date, including but not limited to, all wages, payments, bonuses, benefits, pay in lieu of notice, salary continuation or severance, compensation, or any other remuneration of whatever kind arising from or relating to the Executive’s employment or the termination of the Executive’s employment with American Water, except for the payments and benefits expressly provided for under this Agreement, and (iii) the Executive has not suffered any on-the-job injury for which the Executive has not already filed a claim.

6.	General Terms.
a.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Executive and to the Company at the addresses set forth below

If to Executive:

Leonard Crane

2041 Fitzwater Street

Philadelphia, PA 19146

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Severance Agreement and General Release Between American Water

and Leonard Crane

If to Company:

Office of General Counsel

1025 Laurel Oak Road

Voorhees, NJ 08043

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

b.

Modification. This Agreement sets forth the entire understanding of the Company and the Executive as to the subject matter contained herein and can be modified only by a writing signed by both the Executive and a duly authorized agent of American Water.

c.

Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Company and the Executive hereto with respect to severance payments and other benefits described herein and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

d.

Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and the Executive hereto.

e.

Interpretation of Agreement. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

f

Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules. The Company and the Executive consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.

The Company and the Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement, neither the Company nor the Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and the Executive sign their names below.

Walter Lynch	Leonard Crane
Chief Operating Officer, Regulated Operations
American Water Works Service Company, Inc.

Dated:	, 2015	Dated:	1 – 16	, 2015

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Severance Agreement and General Release Between American Water

and Leonard Crane

EXHIBIT A

TRANSITION TASKS

The Executive shall continue to guide and oversee the following activities to completion during the Transition Period:

1.	Ensure the continuation of existing HR projects and activities
2.	Ensure the continued transition of key staff in new roles within HR
3.	Address HR issues that may arise during the period
4.	Participate with the executive leadership team on critical company issues

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Severance Agreement and General Release Between American Water

and Leonard Crane

EXHIBIT B

In consideration of the promises made in the AGREEMENT AND GENERAL RELEASE entered into between Leonard Crane (the “Executive”) and American Water Works Service Company, Inc. (the “Company”), the Executive does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its officers, directors, employees, agents, attorneys, predecessors, successors and assigns (the “Releasees”) from all actions, suits, claims and demands in law or equity that the Executive ever had, now has, or hereafter may have, from the beginning of time to the date of this Agreement, whether known or unknown, suspected or unsuspected. This release includes but is not limited to all claims arising under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the United States Constitution, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, Executive Orders 11246 and 11141, the Sarbanes-Oxley Act, the Worker Adjustment Protection Act of 1990, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Employee Polygraph Protection Act, the New Jersey Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized, as amended where applicable. This release also includes claims which the Executive may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs. The Executive shall not bring a lawsuit against any of the Releasees for any of the claims described above. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Releasees based upon any of the above-released claims, the Executive agrees not to seek or accept any resulting relief whatsoever. The Executive also agrees that this release should be interpreted as broadly as possible to achieve the Executive’s intention to waive all Claims which the Executive may have against the Releasees. The Executive acknowledges that the benefits made available to the Executive have been explained to the Executive by the Company and are due consideration in exchange for release of claims listed in Section 4 of the Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact or otherwise affect the Executive’s rights under, and to enforce, this Agreement. The Executive is advised that the Executive has at least twenty-one (21) calendar days to consider this General Release, that the Executive is advised to consult with the Executive’s own attorney prior to signing this General Release and that the Executive may revoke the General Release within a period of seven (7) days after signing and the General Release shall not be effective or enforceable until the expiration of the seven (7) day revocation period. American Water hereby agrees to unconditionally and irrevocably release and discharge, to the maximum extent permitted by law, the Executive from any and all claims or causes of action, suits, and demands whatsoever in law or in equity, known or unknown, arising out of or in any way connected with, or relating to any event, matter or occurrence existing or occurring before the Company signs this Agreement, including but not limited to any claims arising from and/or in any way related to Executive’s employment with American Water so long as such conduct was not criminal or in violation of American Water’s policies and practices existing on or before the Executive’s Separation From Employment Date, including but not limited to American Water’s Code of Ethics Policy.

Walter Lynch	Leonard Crane
Chief Operating Officer, Regulated Operations
American Water Works Service Company, Inc.

Dated:	, 2015	Dated:	1 – 16	, 2015

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